                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                 FOG CUTTER CAPITAL GROUP INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

1410 SW Jefferson Street
Portland, OR 97201-2548

                                           November 22, 2002

Dear Stockholder:

    You are cordially invited to the 2002 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., to be held on December 12, 2002 at 11:00 a.m. Eastern Time at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103.

    At the meeting, you will be asked to elect six directors to the Board of Directors of the Company and ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2002.

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours truly,

                                          /s/ Andrew A. Wiederhorn

                                          Andrew A. Wiederhorn
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    FOG CUTTER CAPITAL GROUP INC. - P.O. Box 2665 - Portland, OR 97208-2665 1410 SW Jefferson Street, Portland, OR 97201-2548 - Phone 503-721-6500 - Fax:
        503-721-6501 - Email: fccgi.com - Traded on the NASDAQ as: FCCG

                                     [LOGO]

1410 SW Jefferson Street
Portland, OR 97201-2548

                            NOTICE OF ANNUAL MEETING

    The 2002 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on December 12, 2002 at 11:00 a.m. Eastern Time at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103 for the following purposes:

1. to elect six directors to the Board of Directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; and

3. to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

    The Board of Directors has fixed the close of business on November 18, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

    It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                                          By Order of the Board of Directors,

                                          /s/ R. Scott Stevenson

                                          R. Scott Stevenson
                                          CHIEF FINANCIAL OFFICER

    FOG CUTTER CAPITAL GROUP INC. - P.O. Box 2665 - Portland, OR 97208-2665 1410 SW Jefferson Street, Portland, OR 97201-2548 - Phone 503-721-6500 - Fax:
        503-721-6501 - Email: fccgi.com - Traded on the NASDAQ as: FCCG

                         FOG CUTTER CAPITAL GROUP INC.
                            1410 SW JEFFERSON STREET
                            PORTLAND, OR 97201-2548

                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 2002

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    The accompanying proxy is solicited by the Board of Directors of Fog Cutter Capital Group Inc., a Maryland corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders to be held at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103, on December 12, 2001, at 11:00 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

    This Proxy Statement and accompanying proxy were first sent to stockholders on or about November 22, 2002.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    Only stockholders of record at the close of business on November 18, 2002 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.0001 per share (the "Common Stock") of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting.

    The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Expenses for the solicitation are estimated to be approximately $5,000, plus other reasonable expenses.

    At the Annual Meeting, stockholders will vote on the election of directors (Proposal 1) and the ratification of the selection of independent accountants (Proposal 2).

    Stockholders representing a majority of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Maryland General Corporation Law ("MGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the MGCL or the Company's Articles of Incorporation with respect to a specific proposal. With regard to the election of directors, if a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

    Abstentions may be specified on all proposals except the elections of directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the proposal.

    The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    As of September 30, 2002, the Company had outstanding 9,638,260 shares of Common Stock, which are the only outstanding voting securities of the Company.

    The following table sets forth, as of September 30, 2002, the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table of this Proxy Statement and (iv) directors and executive officers as a group.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP(2)   OF CLASS
---------------------------------------                       -----------------------   --------
Andrew A. Wiederhorn........................................         3,614,771(3)         35.8%
Tiffany Wiederhorn..........................................         3,614,771(4)         35.8
Lawrence A. Mendelsohn......................................         1,119,760(5)         11.4
Clarence B. Coleman and Joan F. Coleman.....................           935,089(6)          9.5
Robert G. Rosen.............................................           635,245(7)          6.5
Donald Berchtold............................................           556,392(8)          5.8
Jordan D. Schnitzer.........................................           538,635(9)          5.5
Patrick Terrell.............................................           523,200(10)         5.5
Don H. Coleman..............................................            40,008               *
Christopher Tassos..........................................            10,000(11)           *
R. Scott Stevenson..........................................             8,675(12)           *
Matthew Green...............................................             7,500(13)           *
David Dale-Johnson..........................................             6,008(14)           *
K. Kenneth Kotler...........................................             5,000(15)           *
Christopher T. DeWolfe......................................                --               *
All executive officers and directors as a group (10
  persons)..................................................         5,446,967(16)        52.0%

------------------------

(1) The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, Oregon 97201-2548.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2002 are deemed outstanding for computing the percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3) Includes an aggregate of 1,594,790 shares of Common Stock owned by Tiffany Wiederhorn, TTMM, L.P. (a partnership controlled by Mr. Wiederhorn's spouse) and W.M. Starlight Investments, LLC (Mr. Wiederhorn's spouse is the manager and majority owner of this limited liability company). Mr. Wiederhorn shares voting and investment power with respect to the shares of Common Stock owned by such persons and may be deemed to be the beneficial owner of all such shares. Mr. Wiederhorn disclaims beneficial ownership of such shares. Also includes 472,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable, over which Mr. Wiederhorn shares voting and investment power with Ms. Wiederhorn. Also includes 1,044,760 shares of Common Stock over which Mr. Wiederhorn shares voting power pursuant to the Mendelsohn Agreement described under "Put Option Agreements--Mendelsohn Agreement" immediately below. Mr. Wiederhorn may be deemed to be the beneficial owner of such shares. Mr. Wiederhorn disclaims beneficial ownership of any shares owned by the Mendelsohn Agreement Stockholders. Also includes 467,745 shares of Common Stock over which

    Mr. Wiederhorn shares voting power pursuant to the Rosen Agreement described under "Put Option Agreements--Rosen Agreement" immediately below.
    Mr. Wiederhorn may be deemed to be the beneficial owner of such shares.
    Mr. Wiederhorn disclaims beneficial ownership of such shares. Also includes 95,476 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children. While such shares are held in custody for the benefit of such minor children pursuant to arrangements that do not give Mr. Wiederhorn any investment or voting power over such shares, Mr. Wiederhorn may be deemed to share voting and/or investment power with respect to such shares of Common Stock and may be deemed to be the beneficial owner of such shares.
    Mr. Wiederhorn disclaims beneficial ownership of such shares. Excludes 112,500 shares of Common Stock which were allocated to Mr. Wiederhorn by a Long Term Vesting Trust established for the benefit of certain employees and directors of the Company (the "Trust") and deliverable to Mr. Wiederhorn upon vesting in September 30, 2007. Excludes the remaining 412,500 shares of Common Stock held in the Trust which have been allocated to other employees or Directors or have not been allocated. Although Mr. Wiederhorn acts as a Trustee for the Trust, he does not have any beneficial ownership, voting power or investment power over the shares of Common Stock remaining in the Trust or allocated to other employees or Directors.

(4)Includes an aggregate of 1,377,535 shares of Common Stock owned by Andrew A. Wiederhorn, TTMM, L.P. and W.M. Starlight Investments, LLC, including 472,500 shares which are issuable to Mr. Wiederhorn upon the exercise of outstanding options currently exercisable. Ms. Wiederhorn shares voting and investment power with respect to the shares of Common Stock owned by TTMM, L.P. and may be deemed to be the beneficial owner of such shares.
    Ms. Wiederhorn disclaims beneficial ownership of such shares of Common Stock. Also includes 1,044,760 shares of Common Stock over which Mr. Wiederhorn shares voting power pursuant to the Mendelsohn Agreement described under "Put Option Agreements--Mendelsohn Agreement" immediately below. Also includes 467,745 shares of Common Stock over which Mr. Wiederhorn shares voting power pursuant to the Rosen Agreement described under "Put Option Agreements--Rosen Agreement" immediately below.
    Ms. Wiederhorn shares voting and/or investment power over such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Ms. Wiederhorn disclaims beneficial ownership of such shares. Also includes 95,476 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children. While such shares are held in custody for the benefit of such minor children pursuant to arrangements that do not give Ms. Wiederhorn any investment or voting power over such shares, Ms. Wiederhorn may be deemed to share voting and/or investment power over such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Ms. Wiederhorn disclaims beneficial ownership of such shares.

(5) Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Includes 175,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Mr. Mendelsohn was originally granted options to purchase 350,000 shares of Common Stock as the President of the Company. On
    August 30, 2002, Mr. Mendelsohn resigned as the President (and also resigned from his position as a director). Upon such resignation, Mr. Mendelsohn's options to purchase 175,000 shares of Common Stock terminated, leaving him with options to purchase 175,000 shares of Common Stock. Also includes 436,658 shares of Common Stock held by Mr. Mendelsohn's spouse, an aggregate of 403,102 shares of Common Stock held by two limited liability companies controlled by Mr. Mendelsohn's spouse and 80,000 shares of Common Stock held by a limited partnership controlled by Mr. Mendelsohn and his spouse.
    Mr. Mendelsohn shares voting and investment power with respect to these shares. Mr. Mendelsohn disclaims beneficial ownership of the 436,658 shares of Common Stock held by Mrs. Mendelsohn, the 80,000 shares of Common Stock held by the limited partnership, except to the extent of his pecuniary interest, and the 403,102 shares of Common Stock held by the two limited liability companies. Excludes 525,000 shares of Common Stock held in the Trust.

    Mr. Mendelsohn resigned as a Trustee of the Trust and no shares have been granted or allocated by the Trust to Mr. Mendelsohn. Mr. Mendelsohn is no longer eligible for grants under the terms of the Trust. Although
    Mr. Mendelsohn acted as a Trustee for the Trust, he did not and does not have any beneficial ownership, voting power or investment power with respect to the 525,000 shares of Common Stock in the Trust.

(6) Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended.

(7) Includes 167,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(8) Includes 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Also includes 101,236 shares of Common Stock held by Mr. Berchtold as trustee for certain minor children, over which Mr. Berchtold may be deemed to share voting and investment power. Mr. Berchtold disclaims beneficial ownership of such shares. Also includes 382,170 shares of Common Stock owned by an entity which is managed by Mr. Berchtold. Mr. Berchtold may be deemed to share voting and/or investment power over such shares. Mr. Berchtold disclaims beneficial ownership of such shares. Also includes 2,462 shares of Common Stock held by Mr. Berchtold's spouse, and 1,984 shares of Common Stock held by Mr. Berchtold's wife as trustee for certain minor children, over which Mr. Berchtold may be deemed to share voting and investment power. Mr. Berchtold disclaims beneficial ownership of such shares. Excludes 5,000 shares of Common Stock which were allocated to Mr. Berchtold by the Trust but which will not have vested or be deliverable to Mr. Berchtold within 60 days of September 30, 2002.

(9) Includes 90,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Mr. Schnitzer resigned from the Board of Directors on March 5, 2002.

(10) Includes 79,000 shares of Common Stock issuable upon the exercise of outstanding options exercisable at September 30, 2002. On October 27, 2002, the options to acquire 79,000 shares expired unexercised. Also includes 194,200 shares of Common Stock held jointly with Mr. Terrell's spouse. On October 28, 2001, Mr. Terrell resigned from the Board of Directors.

(11) Mr. Tassos's employment with the Company ended on May 31, 2001 and his options were cancelled. Accordingly, the table excludes 102,500 shares of Common Stock issuable upon the exercise of such cancelled options.

(12) Includes 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(13) Consists of 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(14) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(15) Consists of 5,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(16) Includes 840,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

*   Less than one percent.

PUT OPTION AGREEMENTS

    MENDELSOHN AGREEMENT.  Based on information obtained from amendments to a
Schedule 13D filed with the Securities and Exchange Commission on or about October 17, 2001 and October 28, 2001, Andrew A. Wiederhorn, Chairman and Chief Executive Officer of the Company ("Mr. Wiederhorn"), and Tiffany Wiederhorn entered into a Stock Option and Voting Agreement dated October 16, 2001 (the "Mendelsohn Agreement") with Mr. Lawrence A. Mendelsohn, Mr. Mendelsohn's spouse and certain other entities (collectively, the "Mendelsohn Stockholders") and Lawrence A. Mendelsohn, as Agent for the Mendelsohn Stockholders. The Mendelsohn Agreement grants Mr. Wiederhorn the right to vote or direct the vote of all of the shares held by each such Mendelsohn Stockholder numbering 1,044,760 in the aggregate. The Mendelsohn Agreement requires that Mr. Wiederhorn vote, for a specified duration extending at least until the annual meeting of the Company that occurs on or before April 30, 2003, all of the shares for which Mr. Wiederhorn has voting power, in favor of nominating and appointing
Mr. Mendelsohn to the Board of Directors. The parties to the Option and Voting Agreement recently amended this provision so that Mr. Wiederhorn does not have to vote in favor of nominating and appointing Mr. Mendelsohn to the Board of Directors. Until August 30, 2002, Mr. Mendelsohn was the President of Company and a member of the Board of Directors. In exchange for the voting rights over the Common Stock held by the Mendelsohn Stockholders, Mr. Wiederhorn granted each Mendelsohn Stockholder a Put Option (as defined in the Mendelsohn Agreement) whereupon each Mendelsohn Stockholder may require Mr. Wiederhorn to purchase such Mendelsohn Stockholder's shares in a specified time period at a price determined from the book value of the Company at the month end prior to the time of exercise of the Put Option. As of the date hereof, none of the Mendelsohn Stockholders has exercised the related Put Option.

    ROSEN AGREEMENT On January 28, 2002, Andrew A. Wiederhorn entered into a Stock Option and Voting Agreement (the "Rosen Agreement") by and among Andrew A. Wiederhorn, Robert G. Rosen and Valerie Rosen, as joint tenant with Robert G. Rosen (Valerie Rosen, together with Robert G. Rosen, the "Rosen Agreement Stockholders"), Robert G. Rosen, as Agent for the Rosen Agreement Stockholders, and Tiffany Wiederhorn solely with respect to certain payment obligations. The Rosen Agreement grants Mr. Wiederhorn the right to vote or direct the vote of all of the shares held by each such Rosen Agreement Stockholders numbering 467,745 in the aggregate (the"Rosen Shares"). The Rosen Agreement allows
Mr. Wiederhorn to direct the voting of the Rosen Shares at his discretion at any annual and special meetings of the stockholders of the Issuer and in written consents of stockholders in lieu of a meeting of stockholders. In exchange for the voting rights over the Common Stock held by the Rosen Agreement Stockholders, Mr. Wiederhorn granted each Rosen Agreement Stockholder a Put Option (as defined in the Rosen Agreement) whereupon each Rosen Agreement Stockholder may require Mr. Wiederhorn to purchase such Rosen Agreement Stockholder's shares in a specified time period at a price determined from the book value of the Issuer at the month end prior to the time of exercise of the Put Option.

    KRAMER AND OTHER PUT OPTION AGREEMENTS.  On October 16, 2001,
Mr. Wiederhorn entered into a series of separate but substantially identical Put/Call Option and Voting Agreements (the "Put/Call Option Agreements") with each of Boston Provident Partners, L.P., B.P. Institutional Partners, L.P., Orin Kramer, the Leon & Toby Cooperman Foundation, Watchung Road Associates, L.P., and Cobalt Capital Management, Inc. (each a "Stockholder" and collectively, the "Stockholders") and Mr. Wiederhorn. Pursuant to each of the Put/Call Option Agreements, each Stockholder granted to Mr. Wiederhorn a Call Option (as defined in the Put/Call Option Agreements) to purchase all of the shares of Common Stock of each Stockholder, numbering 1,009,954 in the aggregate (the "Subject Shares") at the Call Option Price Per Share (as defined in the Put/Call Option Agreements). In addition, the Stockholders granted to Mr. Wiederhorn, in his absolute, sole and binding discretion, the ability to vote or direct the vote of all of the Subject Shares. In consideration for granting the Call Option, Mr. Wiederhorn paid to each Stockholder $0.10 per share for each of such Subject Share.

Pursuant to the same Put/Call Option Agreements, Mr. Wiederhorn also granted each of the Stockholders a Put Option (as defined in the Put/Call Option Agreements) whereby, in the event of a preferential repurchase of Common Stock by the Company, each Stockholder may require Mr. Wiederhorn to purchase up to a specified number of each Stockholder's Subject Shares at a predetermined price.

    Mr. Wiederhorn entered into Amendments to the Put/Call Option Agreements (the "Amendments") with each of the Stockholders on January 11, 2002. Pursuant to the Amendments, Mr. Wiederhorn and the Stockholders agreed to (a) extend the Exercise Period under the Put/Call Option Agreements until January 31, 2002,
(b) allow Mr. Wiederhorn the right to exercise less than all of his Call Options under the Put/Call Option Agreements, and (c) allow Mr. Wiederhorn the right to assign his right to receive, and delegate his obligation to pay for, the Subject Shares to any person reasonably acceptable to the Stockholders. Pursuant to the Put/Call Option Agreements and the Amendments, Mr. Wiederhorn, by notice of exercise dated as of January 11, 2002, elected to exercise his options to purchase an aggregate amount of 479,234 shares of the Company at a price of $3.40 per share less dividends already paid by the Issuer (the "Exercise"). Prior to the closing of the Exercise, Mr. Wiederhorn assigned his right to receive, and delegated his obligation to pay for 319,489 shares to TTMM, L.P and 159,745 shares to Robert G. Rosen. Upon the closing of the Exercise, there were no remaining Call Options under the Put/Call Option Agreements with B.P. Institutional Partners, L.P., Orin Kramer, and the Leon & Toby Cooperman Foundation.

    Prior to February 18, 2002, each of the remaining Stockholders exercised its option to put the remaining 530,720 Subject Shares to Mr. Wiederhorn.
Mr. Wiederhorn assigned his right to receive, and delegated his obligation to pay for, such Subject Shares to TTMM pursuant to an Assignment and Voting Agreement, dated as of February 20, 2002 (the "Wiederhorn Assignment and Voting Agreement"), by and among Tiffany Wiederhorn, TTMM and WM Starlight Investments, LLC (collectively, the "Tiffany Wiederhorn Entities") and Mr. Wiederhorn. Pursuant to the Wiederhorn Assignment and Voting Agreement, the Tiffany Wiederhorn Entities agreed to vote their Common Stock in the manner specified by Mr. Wiederhorn during the term of the Wiederhorn Assignment and Voting Agreement (up to five years). On February 21, 2002, pursuant to the terms of the Put/Call Option Agreements, as amended, the remaining Stockholders sold such remaining Subject Shares to TTMM at the price per share of $3.14.

    The foregoing summaries of the Mendelsohn Agreement, the Rosen Agreement and the Put/Call Option Agreements are qualified in their entirety by reference to such agreements which were filed as Exhibits to Schedules 13D filed with the Securities and Exchange Commission, as amended.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the Annual Meeting, the stockholders will elect six directors to the Board of Directors of the Company, each to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

    The affirmative vote of a plurality of the shares of Common Stock entitled to vote on the election of directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed below. If not otherwise specified, proxies will be voted IN FAVOR of the nominees for director listed below.

    The names of the nominees, their ages as of September 30, 2002, and other information about them is set forth below:

NAME OF NOMINEE                  POSITION                                              AGE
---------------                  --------                                            --------
Andrew A. Wiederhorn             Chairman of the Board, Chief Executive Officer,
                                 Treasurer and Secretary..........................   36

Robert G. Rosen                  Executive Vice President and Director............   36

Don H. Coleman                   Director.........................................   64

David Dale-Johnson               Director.........................................   55

K. Kenneth Kotler                Director.........................................   50

Christopher T. DeWolfe           Director.........................................   36

    Andrew A. Wiederhorn has been the Chairman of the Board of Directors and Chief Executive Officer, the Treasurer and the Secretary of the Company since its formation. Until August 1999, Mr. Wiederhorn was also the Chairman of the Board of Directors, Chief Executive Officer, Secretary, Treasurer and a director for Wilshire Financial Services Group Inc. ("WFSG"). In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation ("WCC"), and served as the Chief Executive Officer of WCC and certain of its affiliates until August 1999. Mr. Wiederhorn received a B.S. degree in Business Administration from the University of Southern California. Mr. Wiederhorn is the son-in-law of Donald Berchtold, a Senior Vice-President of the Company.

    Robert G. Rosen has been an Executive Vice President of the Company since October 1999 and was appointed by the Board of Directors in September 2002 to fill the vacancy created by the resignation of Lawrence A. Mendelsohn as a director. From November 1997 until October 1999, Mr. Rosen was Senior Vice President, Asset Securitization and Capital Markets for WFSG. Mr. Rosen was the Vice President of Securitization at BTM Capital Corp., a wholly-owned subsidiary of the Bank of Tokyo-Mitsubishi, Ltd., from March 1997 until October 1997. From January 1995 until March 1997, Mr. Rosen was a Director of Black Diamond Advisors, Inc., a firm specializing in securitization and capital markets needs of finance companies. From January 1994 to January 1995, Mr. Rosen was with Kidder Peabody and Co. in the Asset-Backed Securitization Group.

    Mr. Coleman has been a director of the Company since October 2001.
Mr. Coleman has also been the Chief Operating Officer of Eagle Telephonic Inc. ("Eagle"), a designer and manufacturer of telephonic switches, since
January 2000. Since 1992, Mr. Coleman has been the Vice President of International Communication Technologies Inc., a founder of and partner in several private telephone service provider companies in foreign countries, and a significant investor in Eagle. Mr. Coleman has also been a director of Aster Telesolutions, Inc., a privately-held telephone systems engineering company, since 2000. Mr. Coleman was a director of WFSG from 1996 until 1999, and a director of FBBH from 1993 until 1999. Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

    Mr. Dale-Johnson has been a director of the Company since October 2001.
Mr. Dale-Johnson is a professor, and the Director of the Program in Real Estate, at the Marshall School of Business, University of Southern California, at which Mr. Dale-Johnson has held various teaching, researching and administrative positions since 1979. Mr. Dale-Johnson is also a director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a Senior Consultant for Economic Analysis LLC, a litigation-consulting firm. Mr. Dale-Johnson was a director of WFSG from 1996 until 1999, and a director of FBBH from 1993 until 1999. Mr. Dale-Johnson is also Chairman, a director and member of the executive committee of CCEO, Inc., a charitable organization involved in housing rehabilitation and training of at-risk youth.

    Mr. Kotler has been a director of the Company since October 2001.
Mr. Kotler is a lawyer and was admitted to the California bar in 1978.
Mr. Kotler has been a sole practitioner since July of 1991, with a practice focusing on commercial collection matters. From 1994 to 1999, Mr. Kotler was a member of the boards of directors of FBBH and Girard Savings Bank, FSB, a predecessor to FBBH.

    Christopher T. DeWolfe was appointed by the Board of Directors in November 2002 to fill the vacancy created by the resignation of Jordan D. Schnitzer as a director. Mr. DeWolfe has been the President of eUniverse, Inc., an operator of entertainment-related web sites, since October 2002. Mr. DeWolfe was the Chief Executive Officer and founder of ResponseBase LLC, an Internet direct marketing company, from June 2001 to October, 2002. From October 1999 to March 2001, Mr. DeWolfe was the Vice President of Marketing at Xdrive Technologies, Inc., a provider of software and service for presenting, storing and sharing of information via the Internet. From July 1997 to October 1999, Mr. DeWolfe was the Vice President of Marketing of First Bank of Beverly Hills, FSB, a savings bank and subsidiary of WFSG ("FBBH"). Mr. DeWolfe holds a B.A. in Finance from the University of Washington and an M.B.A. in Marketing from the University of Southern California.

    RECENT DEVELOPMENTS

    On March 5, 2002, Jordan D. Schnitzer resigned as a member of the Board of Directors of the Company effective immediately. Christopher T. DeWolfe was appointed by the Board of Directors in November 2002 to fill the vacancy created by the resignation of Mr. Schnitzer as a director.

    On August 30, 2002, Lawrence A. Mendelsohn resigned as President and as a member of the Board of Directors of the Company. Mr. Mendelsohn also resigned from all other offices held with subsidiaries or profit sharing entities of the Company. The resignation was made to allow Mr. Mendelsohn to pursue other interests and was effective immediately. Robert G. Rosen was appointed by the Board of Directors in September 2002 to fill the vacancy created by the resignation of Mr. Mendelsohn as a director.

    INVOLVEMENT IN WFSG'S RESTRUCTURING

    Until August 1999, Mr. Wiederhorn, Mr. Mendelsohn and Mr. Rosen were the Chief Executive Officer, President and Senior Vice-President, respectively, of WFSG and Mr. Coleman and Mr. Dale-Johnson were directors of WFSG. In order to address liquidity concerns and to improve WFSG's financial condition, WFSG and an unofficial committee of holders of a majority of WFSG's outstanding publicly issued notes agreed to a restructuring of WFSG. In connection with the restructuring, WFSG filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Federal Court of Wilmington, Delaware on
March 3, 1999. On April 12, 1999, the bankruptcy court approved the restructuring plan. On June 10, 1999, the plan became effective.

    MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the year ended December 31, 2001, the Board of Directors met and took action by unanimous written consent on 23 occasions, and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves. The Board of Directors has an Audit Committee and a Compensation Committee. There is currently no standing nominating committee.

    From January 1, 2000 until the resignation of Messrs. Terrell and Egelhoff in October 2001, the Audit Committee consisted of Patrick Terrell, David C. Egelhoff and Jordan D. Schnitzer, the Company's non-employee directors, and met two times during fiscal 2001. The Company's Board of Directors appointed Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, three non-employee directors, to the Company's audit committee to expand the size of the audit committee and replace Messrs. Terrell and Egelhoff. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    From January 1, 2001 until the resignation of Messrs. Terrell and Egelhoff in October 2001, the Compensation Committee consisted of Patrick Terrell, David Egelhoff and Jordan D. Schnitzer, the Company's non-employee directors, and met two times during the year ended December 31, 2001. The Company's Board of Directors appointed Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, three non-employee directors, to the Company's Compensation Committee to replace Messrs. Terrell and Egelhoff in December 2001. Mr. Schnitzer resigned from the Board of Directors and the Compensation Committee in March 2002. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Stock Plan").

    DIRECTOR COMPENSATION

    In 2000 and through the first ten months of 2001, each non-employee director was paid an annual director's fee equal to $50,000 and also received an annual fee equal to $25,000 for each committee upon which such non-employee director served. From November 1, 2001 to April 1, 2002, each non-employee director was paid an annual director's fee equal to $12,000 and from January 1, 2002 to April 1, 2002, each non-employee director is paid an annual committee fee of $12,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. Effective as of April 1, 2002, each non-employee director is paid an annual director's fee of $24,000 annually and each non-employee director is paid an annual committee fee of $24,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

                                 PROPOSAL NO. 2
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 2002, and to perform other appropriate accounting services.

    The aggregate fees billed to the Company for the fiscal year ended
December 31, 2001 by Ernst & Young LLP, the Company's principal accounting firm, are as follows:

                                                              IN THOUSANDS
                                                              ------------
- Audit Fees................................................      $161
- Financial Information Systems Design and Implementation
  Fees......................................................      $ --
- All Other Fees (primarily consulting and tax-related
  services).................................................      $112

    The Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Ernst & Young LLP.

    Representatives of the firm will not attend the Annual Meeting and will not have the opportunity to make a statement at the Annual Meeting. They will be available by telephone conference to respond to appropriate questions.

    The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of Ernst & Young LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Ernst & Young LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 2001, 2000 and 1999 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 2001 exceeded $100,000, and to one former executive officer (the "Named Executive Officers").

                                                                                          LONG-TERM
                                                          ACTUAL COMPENSATION           COMPENSATION
                                                         ---------------------      SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR(1)     SALARY      BONUS           OPTIONS/SARS (#)
---------------------------                   --------   --------   ----------      ---------------------
Andrew A. Wiederhorn .......................    2001     $794,278   $  750,000(3)                0
  Chairman, Chief Executive Officer,            2000     $393,750   $  345,921                   0
  Secretary and Treasurer                       1999     $ 84,091   $        0             630,000

Lawrence A. Mendelsohn .....................    2001     $536,554   $  500,000(3)                0
  Former President(2)                           2000     $321,875   $  208,845                   0
                                                1999     $ 77,083   $        0             350,000

Robert G. Rosen ............................    2001     $257,819   $2,043,004(3)                0
  Executive Vice President, Capital Markets     2000     $254,808   $  841,250                   0
                                                1999     $ 46,627   $  310,909             210,000

Christopher Tassos .........................    2001     $369,530   $        0                   0
  Former Executive Vice President               2000     $250,000   $  167,900                   0
  and Chief Financial Officer(4)                1999     $ 46,627   $   27,983             210,000

Matthew Green ..............................    2001     $172,361   $  140,000                   0
  Vice President                                2000     $167,900   $   50,000                   0
                                                1999     $ 27,983   $        0              10,000

R. Scott Stevenson .........................    2001     $156,545   $  100,000                   0
  Senior Vice President and                     2000     $150,000   $   50,000                   0
  Chief Financial Officer                       1999     $ 27,976   $   18,485              10,000

------------------------

(1) Prior to 1999, the Company did not have any employees and was managed by an affiliate of WFSG. Following the Company's decision to become internally managed in September 1999, the Company hired employees and entered into employment agreements with certain of the Named Executive Officers. Bonuses for 1999 are shown net of a $378,000 reimbursement to the Company from WFSG under a settlement agreement.

(2) Mr. Mendelsohn's employment with the Company ended on August 30, 2002. He did not receive any severance pay. Mr. Mendelsohn was originally granted options to purchase 350,000 shares of Common Stock. Options to purchase 175,000 shares of Common Stock were terminated when his employment with the Company ended, leaving him with options to purchase 175,000 shares of Common Stock.

(3) At December 31, 2001, bonuses were accrued but unpaid in the amount of $750,000 for Mr. Wiederhorn, $500,000 for Mr. Mendelsohn, and $1.1 million for Mr. Rosen. The Company has paid Mr. Wiederhorn and Mr. Mendelsohn such bonuses. The Company has not paid Mr. Rosen his accrued bonus as of the date of this proxy statement.

(4) Mr. Tassos' employment with the Company ended on May 31, 2001. Mr. Tassos received severance pay of $235,000. Mr. Tassos' options were terminated when his employment with the Company ended.

    EQUITY COMPENSATION PLAN INFORMATION

    The information presented in the table below is as of December 31, 2001.

                                                                                         NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE
                                                                                          FOR FUTURE ISSUANCE
                                           NUMBER OF SECURITIES                              UNDER EQUITY
                                               TO BE ISSUED         WEIGHTED-AVERAGE      COMPENSATION PLANS
                                             UPON EXERCISE OF      EXERCISE PRICE OF     (EXCLUDING SECURITIES
                                           OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,    REFLECTED IN COLUMN
PLAN CATEGORY                              WARRANTS AND RIGHTS    WARRANTS AND RIGHTS            (A))
-------------                              --------------------   --------------------   ---------------------
                                                   (A)                    (B)                     (C)
Equity compensation plans approved by
  security holders.......................       1,534,500                $4.69                 1,965,500

Equity compensation plans not approved by
  security holders (1)...................               0                  N/A                   525,000
                                                ---------                -----                 ---------

Total....................................       1,534,500                $4.69                 2,490,500
                                                =========                =====                 =========

------------------------

(1) In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated shareholder. The Company's contribution to the Trust of approximately
    $1.3 million is included in the Company's compensation expenses. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's shareholders. While these shares are held in trust, they will be voted ratably with ballots cast by all other shareholders.

    Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

    As of December 31, 2001, the trustees had not allocated any shares to the Company's employees or directors.

    EMPLOYMENT AND OTHER ARRANGEMENTS

    The Company entered into amended and restated employment agreements with Andrew A. Wiederhorn (as Chief Executive Officer), Lawrence A. Mendelsohn (as President), and Robert G. Rosen (as Executive Vice President) (each an "Executive" and collectively, the "Executives") during the fourth quarter of 2001. On May 31, 2001, Mr. Tassos resigned as Chief Financial Officer and the Company agreed to pay severance of $235,000 to Mr. Tassos. On August 30, 2002, Mr. Mendelsohn resigned as President.

    The employment agreements with Messrs. Wiederhorn and Mendelsohn were amended and restated effective December 31, 2001. Each such employment agreement provides for an initial three-year term commencing October 1, 2000, which is automatically renewable for successive two-year terms unless either party gives written notice of termination to the other at least 90 days prior to the expiration of the then-current employment term. The Company has not given to nor received from

Mr. Wiederhorn any written notice of termination as of the date of this proxy statement. The Company received Mr. Mendelsohn's notice of resignation on August 30, 2002.

    Effective December 31, 2001, the employment agreements provide for an annual base salary of $250,000 each for Mr. Wiederhorn and Mr. Mendelsohn (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors). In addition, Mr. Wiederhorn and Mr. Mendelsohn were paid a bonus during the first quarter of 2002 of $750,000 and $500,000 respectively for services performed in the year ended December 31, 2001. The Company applied
Mr. Mendelsohn's bonus to repay amounts outstanding pursuant to certain bonus advances made by the Company to Mr. Mendelsohn during the twelve-month period commencing on October 1, 2000 and ending on September 30, 2001, which at December 31, 2001 amounted to $492,000. The Compensation Committee may award other compensation from time to time as it deems appropriate and reasonable.

    Prior to December 31, 2001, Mr. Wiederhorn and Mr. Mendelsohn earned annual base salaries of $750,000 and $500,000 respectively, and had been entitled to share in a bonus pool based upon the Company achieving certain performance goals. Mr. Wiederhorn had been entitled to receive an annual bonus equal to 45% of the bonus pool and Mr. Mendelsohn had been entitled to receive an annual bonus equal to 30% of the bonus pool. If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis was 15% or more, Mr. Wiederhorn and Mr. Mendelsohn were entitled to share in a bonus pool equal to 25% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis was 10% or greater but less than 15%, Mr. Wiederhorn and Mr. Mendelsohn were entitled to share in a bonus pool equal to 20% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis was between 5% or greater but less than 10%, Mr. Wiederhorn and Mr. Mendelsohn were entitled to share in a bonus pool equal 10% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the return on equity (as defined in the employment agreements) determined on a post bonus basis was less than 5%, Mr. Wiederhorn and Mr. Mendelsohn were not entitled to a bonus.

    The employment agreement with Mr. Rosen was amended and restated effective October 1, 2001. The employment agreement provides for an initial twelve month term commencing October 1, 2001 which may be extended for six additional months if certain of the employment objectives have not been met and either party gives written notice of extension to the other at least 30 days prior to the expiration of the then employment term. The employment agreement provides for an annual salary for Mr. Rosen of $250,000 (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors). In addition, if (i) the Company sells its interest in the BSMSI Class B4, BSSP 2000-3 Class B and BSSP 2000-5 Classes B1, B2 and B3 for total net proceeds of at least $20.65 million, Mr. Rosen will be entitled to a bonus payment equal to $350,000 plus 10% of the excess of net proceeds over $20.65 million, and
(ii) if the Company sells its interest in the Cityscape Series 1997-A Class R1, Cityscape Series 1997-B Class R and Cityscape Series 1997-C Classes RI and RII for total net proceeds of at least $1.5 million, Mr. Rosen will be entitled to a bonus payment equal to 2% of the Cityscape net proceeds. Unless Mr. Rosen is terminated for cause (as defined in his employment agreement) or voluntarily resigns prior to the expiration of the employment agreement, he is entitled to deferred compensation, payable at the expiration of the employment agreement, in the amount of $1.1 million.

    For the period commencing October 9, 1999 and ending on November 30, 2000, Mr. Rosen was entitled to receive a bonus in the amount of $368,004. The bonus was paid to Mr. Rosen in January 2001 based upon the Company materially achieving a majority of the following goals during the bonus period:
(i) reduction or elimination of the liability risk associated with short-term, mark-to-market financing for those applicable assets, (ii) sale, upgrade of the ratings or improvement in the marketability of some or all of the Company's mortgage-backed securities,
(iii) focus on and/or implementation of a successful resolution strategy for the Cityscape mortgage-backed securities position, (iv) completion and closure of resecuritization transaction, subject to acceptable structure, (v) exploration and provision of advice to the Company on the process of launching a collateralized bond obligation or other form of long-term financing or take-out strategy for the mortgage-backed securities portfolio and (vi) demonstration of the ability to functionally work 50% of the time away from the Portland office (as a result of being in the New York office or traveling on behalf of the Company). In addition, for the 12-month period commencing October 1, 2000 and ending September 30, 2001, Mr. Rosen was paid an annual bonus of $850,000, of which $725,000 was a minimum guaranteed bonus payable on a quarterly basis and the remainder was an incentive bonus. An incentive bonus of $62,500 paid
Mr. Rosen, as a result of the following performance goal being obtained: sale of the Company's GI Joes commercial real estate retail and warehouse portfolio. An additional incentive bonus of $62,500 would have been earned by Mr. Rosen, if two of the following four performance goals had been obtained: (1) an annual increase in the Company's book value from September 3, 2001; (2) the Company's income, excluding charges from the impairment of mortgage-backed securities, divided by its net shareholders' equity, exceeds the 10 year U.S. Treasury note yield as measured using the rate in effect on the first business day of each period beginning October 1; (3) the Company's Funds From Operations, including capital gains and losses, but excluding charges from the impairment of mortgage backed securities, exceeds $5 million; or (4) a recovery of more than $2,000,000 in the Company's unrealized loss allowance for its existing mortgage-backed securities portfolio of WFSG and subsidiary or affiliate issued deals from October 1, 2000 to September 30, 2001. Such performance goals were not met, and Mr. Rosen was not paid the additional incentive bonus.

    The employment agreements also provide that the Executives may participate in the Company's Stock Plan.

    The employment agreements provide that during the Employment Term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise.

    Mr. Wiederhorn and Mr. Mendelsohn may terminate their employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs) (capitalized terms as defined in the respective employment agreements of Messrs. Wiederhorn and Mendelsohn). If Mr. Wiederhorn or Mr. Mendelsohn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if
Mr. Wiederhorn or Mr. Mendelsohn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, the Executive will be entitled to receive (i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, and
(iii) three month's base salary in effect on the date of termination.

    Mr. Wiederhorn and Mr. Mendelsohn will also be entitled (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) one year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that

Executive is otherwise entitled to such credit during such one year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (iv) one year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for the Executive, his spouse and dependents for one year.

    If termination is the result of Executive's death, the Company will pay to the Executive's spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation, (ii) in the case of Mr. Rosen the $1.1 million deferred compensation, (iii) accelerated full vesting under all outstanding equity-based and long term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans, (iv) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (v) in the case of Mr. Wiederhorn and Mr. Mendelsohn, payment on a monthly basis of six months of base salary to Executive's spouse or dependents and (vi) continued medical coverage for the Executive's spouse and dependents for up to one year. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans.

    If Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company. If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination and any unreimbursed business expenses.

    The employment agreements also provide for the Company to make a recourse loan to each Executive up to approximately $850,000 for Mr. Wiederhorn, $50,000 for Mr. Mendelsohn and $843,000 for Mr. Rosen for the purchase of the Company's stock by such Executive. The loans bear interest at the prime rate. Interest is not paid in cash but payable in kind on an annual basis (i.e., compounded annually). Except in the case of Mr. Rosen, upon termination of employment, the loan becomes due and payable six months after the date of termination.
Mr. Rosen's loan becomes due and payable at the termination of the employment agreement and will be netted against the $1.1 million deferred compensation otherwise payable to Mr. Rosen. At December 31, 2001, the Company had outstanding loans of $1.1 million to the Executives.

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company administers the executive compensation programs of the Company. From January 1, 2001 until the resignation of Messrs. Terrell and Egelhoff in October 2001, the Compensation Committee consisted of Patrick Terrell, David Egelhoff and Jordan
D. Schnitzer, the Company's non-employee directors. The Company's Board of Directors appointed Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, three non-employee directors, to the Company's Compensation Committee to replace Messrs. Terrell and Egelhoff in December 2001. Mr. Schnitzer resigned from the Board of Directors and the Compensation Committee in March 2002. All actions of the Compensation Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

    The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

    BASE SALARY. Base salaries for the Company's executives are intended to reflect the scope of each executive's responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

    The base salaries for Andrew A. Wiederhorn, Lawrence A. Mendelsohn and Robert G. Rosen for 2001 are set forth in their respective employment agreements, which are described under "Employment and Other Arrangements."

    BONUSES. The Company paid annual bonuses in 2001. The Committee determined the amount of the annual discretionary and other bonuses paid by the Company.

    STOCK OPTION PLAN. At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively "Awards") to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Compensation Committee.

    Under the Stock Plan, the Compensation Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Compensation Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Compensation Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Compensation Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Compensation Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

    In 2000 and 2001, the Company did not issue any options to executive officers or employees.

    In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated shareholder. The Company's contribution to the Trust of approximately
$1.3 million is included in the Company's compensation expenses. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's shareholders. While these shares are held in trust, they will be voted ratably with ballots cast by all other shareholders.

    Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

    As of December 31, 2001, the trustees had not allocated any shares to the Company's employees or directors.

    POLICY OF DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Compensation Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Compensation Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

    CEO COMPENSATION AND PRESIDENT COMPENSATION. Andrew A. Wiederhorn was appointed the Company's Chief Executive Officer and Lawrence A. Mendelsohn was appointed its President at its formation. The base salary for each of these officers for 2001 was determined by the Compensation Committee and is set forth in their employment agreements.

                                          COMPENSATION COMMITTEE
                                          Don H. Coleman
                                          David Dale-Johnson
                                          K. Kenneth Kotler

    REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for fiscal year ended December 31, 2001, which includes the balance sheets of the Company as of December 31, 2001 and 2000, and the related consolidated statement of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and the notes thereto.

    The Audit Committee currently consists of Don H. Coleman, David Dale-Johnson, and K. Kenneth Kotler, who are independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, attached to this Proxy Statement as Appendix A. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. In light of recent marketplace concerns relating to corporate governance matters and congressional and regulatory review of appropriate corporate governance, the management of the Company is in the process of reviewing matters relating to corporate governance, including ensuring that the Audit Committee and its Charter are in accordance with best practices.

    Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the effectiveness of the design and operation of the Company's disclosure controls and procedures and the Company's internal controls.

    The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

    The Audit Committee has also discussed with Ernst & Young LLP, the Company's independent auditors, matters relating to the auditors' judgments about the quality, as well as the acceptability, of the Company's accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

    Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          SUBMITTED BY THE AUDIT COMMITTEE:
                                          Don H. Coleman
                                          David Dale-Johnson
                                          K. Kenneth Kotler

                               PERFORMANCE GRAPH

    The following performance graph covers the period beginning April 6, 1998 when the Company's Common Stock was first traded on the NASDAQ Stock Market through December 31, 2001. The graph compares the return on the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of companies ("PGI").

                                   [GRAPHIC]

                                                        1998 MEASUREMENT PERIOD(1)(2)
                                     --------------------------------------------------------------------
                                     APRIL 6,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       1998         1998           1999           2000           2001
                                     --------   ------------   ------------   ------------   ------------
Company............................  $100.00       $ 18.56        $ 12.88        $ 14.39        $ 14.85
PGI(3).............................  $100.00       $ 42.01        $ 27.99        $ 31.41        $ 44.66
S&P 500............................  $100.00       $109.62        $131.02        $117.74        $102.38

------------------------

(1) Assumes all distributions to stockholders are reinvested on the payment dates.

(2) Assumes $100 invested on April 6, 1998 in the Company's Common Stock, the S&P 500 Index and the PGI.

(3) The companies included in the PGI are Anthracite Capital, Amresco Capital Trust Inc., Resource America Inc., Dynex Capital Inc., Hanover Capital Mortgage Holdings, Novastar Financial Inc. and Capital Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to September 1999, the Company and WFSG had the same senior management team, although the Company had a different stockholder base and the majority of its directors were independent, and the Company's business affairs and day-to-day operations were managed by Wilshire Realty Services Corporation ("WRSC"), a wholly-owned subsidiary of WFSG, pursuant to a management agreement ("Management Agreement"). After September 1999, the Company's independent directors decided that the Company should be internally managed and the Company and WFSG ceased to have the same senior executives and no longer had any common directors.

    Prior to September 1999, the Company had a number of contractual relationships with WFSG and its affiliates. The Company's business affairs and day-to-day operations were managed by a subsidiary of WFSG, pursuant to a management agreement (the "Management Agreement") and the Company had entered into loan servicing agreements with WCC, an affiliate of WFSG, and Wilshire Servicing Company U.K. Limited, a wholly-owned subsidiary of WFSG (collectively, the "Servicers"). Under these servicing agreements, the Servicers provided loan and real property management services to us, including billing, portfolio administration and collection services. In return, the Company agreed to pay each of the Servicers a fee at market rates for servicing the Company's investments and to reimburse them for certain out-of-pocket costs. During 1999, servicing fees and reimbursement for expenses totaled $256,000 and $49,000, respectively, and management fees under the Management Agreement totaled $2,404,000. The Company prepaid $3.2 million of future service fees as part of the WFSG and WCC restructuring, although WFSG had disputed this amount in the past (as well as servicing eligibility for application of the credit), suggesting that the original amount was $2.3 million.

    The decision to become internally managed and cease to utilize the services of WFSG and its affiliates resulted in disputes between the Company and WFSG, including disputes over the termination of the Management Agreement, the applicability of a facilities sharing agreement and other matters, and these disputes eventually led to litigation.

    On August 28, 2000, the Company announced that the Company, on behalf of itself and all of its subsidiaries and affiliates, Andrew A. Wiederhorn and Lawrence A. Mendelsohn entered into settlement agreements, dated as of August 17, 2000, with WFSG, on behalf of all of its subsidiaries and affiliates other than First Bank of Beverly Hills, F.S.B., pursuant to which all disputes among the parties have been settled, including those related to WFSG's termination of Andrew A. Wiederhorn and Lawrence A. Mendelsohn. The settlement agreements contain provisions, which provide that, except as required for compliance with laws or government requests, the terms of the Settlement shall remain confidential.

    As of December 31, 2001, the Company continued to maintain certain business relationships with WFSG and its affiliates which include (1) the Company owns approximately 18.1% of WFSG's outstanding common stock, (2) an affiliate of WFSG services loans underlying certain mortgage-backed securities owned by the Company and (3) the Company has a prepaid servicing fee credit with an affiliate of WFSG to be utilized by servicing loans for the Company (exclusive of mortgage-backed securities). Due to the specialized and illiquid nature of the servicing credit, the Company recorded a $1.8 million impairment loss during the fourth quarter of 2001, bringing the carrying value of the asset to zero.

    As part of the settlement, the Company and WFSG agreed to dismiss with prejudice, and without costs or attorney fees to any party, their claims, including counterclaims, in the lawsuits and WFSG agreed that the termination of Messrs. Wiederhorn and Mendelsohn was without cause.

    In May 2002, the Company sold, through several brokerage transactions to third parties, its entire holdings of approximately 2.9 million shares of the common stock of WFSG. The sales were prompted by improved market conditions surrounding WFSG and resulted in cash to the Company of $9.9 million. The sales transactions resulted in a net increase in stockholders' equity of $3.2 million.

    STOCKHOLDER PROPERTY OPTION; COMPANY PROPERTY OPTION

    On March 6, 2002, the Company purchased a total of 713,043 shares of its Common Stock from entities affiliated with Jordan D. Schnitzer, a former member of the Company's Board of Directors ("Schnitzer Entities"). The shares were purchased in exchange for a 46.60% participation interest in the unpaid principal balance (as of December 31, 2001) of the French American International School Loan (the "FAS Loan"), which was held by the Company. The parties valued the transaction at approximately $2.175 million, or $3.05 per share. On
March 6, 2002, the closing price of the Company's stock as listed on NASDAQ was $2.57 per share. The $0.4 million difference between the $2.57 per share closing price of the stock and the carrying value of the 46.60% interest in the loan was included in the Statement of Operations as a reduction in gains on sale of loans and securities.

    The Company also granted an option (the "Stockholder Put Option") to the Schnitzer Entities, which entitled the Schnitzer Entities to require the Company to purchase an additional 713,042 shares of FCCG common stock for $3.05 per share, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date, plus interest accrued on the net option price at a rate equal to 10.00% per annum. In the event the Stockholder Put Option was exercised, payment for the shares was to be made by delivery of an additional 46.60% participation interest in the FAS Loan, plus 46.60% of all principal payments received by the Company on the FAS Loan since December 31, 2001, plus interest on the net option price at a rate equal to 10.00% per annum, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date.

    On April 2, 2002, the FAS Loan receivable, with a carrying value (net of the 46.6% participation agreement with Schnitzer) of $2.5 million, was paid in full by the borrower. Net proceeds from the repayment totaled $2.6 million.

    The Schnitzer Entities exercised the Stockholder Put Option on
September 12, 2002. Prior to the exercise, the Company had assigned its obligation to purchase 544,932 shares to certain third parties, including Donald Berchtold, an officer of the Company and the father-in-law of CEO Andrew A. Wiederhorn. Mr. Berchtold agreed to purchase 7,000 shares for his own account, and 31,099 shares as custodian for certain minor children, including
Mr. Wiederhorn's minor children. All of the other assignments were to non-affiliated assignees. The Company purchased the remaining 168,110 shares under the Stockholder Put Option for $0.5 million. Of this amount, $0.4 million (representing the market price of the shares as quoted on NASDAQ on the grant date) was recorded as treasury stock, and the remaining $0.1 million was recorded as a charge to earnings during the nine months ended September 30, 2002.

    The Company had also granted an option (the "Stockholder Property Option") to Jordan D. Schnitzer and Edward P. Borst (collectively the "Stockholder"), which entitled the Stockholder to require the Company to purchase an additional 727,235 shares of FCCG common stock for $0.3 million in cash, plus delivery of the Company's interest in approximately 10.9 acres of land in Wilsonville, Oregon, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date. At the same time, the Company also received an option (the "Company Property Option") from the Stockholder, which entitled the Company to require the Stockholder to purchase the Company's interest in approximately 10.9 acres of land in Wilsonville, Oregon, subject to certain conditions, for $1.9 million, plus any cash dividends paid on 623,265 shares of FCCG common stock owned by the Stockholder.

    On July 17, 2002, the Company and the Stockholder terminated the Company Property Option, and amended the Stockholder Property Option. Due to difficulties related to the timing of parceling the property as required by the option, the parties agreed to cancel the option agreement with respect to 484,235 shares of FCCG common stock and the Company assigned its obligation to purchase the remaining 243,000 shares to certain third parties, including Donald Berchtold, an officer of the Company and the father-in-law of Andrew A. Wiederhorn, the Chairman and the Chief Executive Officer of the Company, who agreed to purchase 40,000 of the shares from the Stockholder.

    MENDELSOHN PUT OPTION

    On August 8, 2002, the Company entered into an agreement (the "Assignment"), effective July 31, 2002, in which the Company accepted the assignment of the obligations of the grantor under a put option granted by Andrew A. Wiederhorn to Lawrence A. Mendelsohn, ("Mendelsohn"), an individual, MFLP, L.P. ("MFLP"), RPM Capital, LLC ("RPM"), AIM Capital, LLC ("AIM"), S&S Investors, LLC

("S&S"), and Joyce Mendelsohn (together with Mendelsohn, MFLP, RPM, AIM and S&S, each, a "Stockholder"), each of whom is a stockholder of the Company pursuant to a Stock Option and Voting Agreement dated October 16, 2001. Mr. Wiederhorn is the Chairman of the Board and Chief Executive Officer of the Company. At the time of the assignment, Mr. Mendelsohn was the President and a member of the Board of Directors of the Company.

    Under the Assignment, the Stockholders have the option (the "Put Option") to require the Company to purchase up to 1,044,760 shares of the Company's Common Stock (the "Option Shares") at a price per share equal to eighty percent (80%) of the book value per share of the Company as of the end of the most recent calendar month preceding the delivery of the exercise notice (the "Evaluation Date"). The option price per share is reduced by any dividends paid (or declared with a record date) between the Evaluation Date and the settlement of shares purchased as a result of the exercise of the Put Option.

    The Stockholders' right to require the Company to purchase the Option Shares commenced on July 31, 2002 and will expire on October 16, 2006 (such period, the "Exercise Period"). At any time during the Exercise Period, Mendelsohn, acting as agent for the Stockholders, may exercise the Put Option to require the Company to purchase any or all of the Option Shares. In the event that an exercise notice is delivered, the Put Option shall lapse with respect to any Option Shares not specified as shares included in the exercise notice. One third of the purchase price for any shares purchased under the Option Agreement will be paid to the Stockholders at closing. The remaining purchase price will be paid in accordance with a promissory note which matures 11 months following the closing date and which bears interest at 0% for the first 90 days and 12% per annum thereafter. The note may be prepaid at any time without penalty or premium.

    STOCK PURCHASE LOANS TO OFFICERS

    Historically, the Company has negotiated employment agreements with senior executives, which allow these executives to borrow from it, up to a specified maximum amount to purchase shares of the Company's Common Stock. These loans are full recourse, secured loans bearing interest at the prime rate. The Company believes that encouraging stock ownership by its executives more closely aligns these executives' interests with those of the shareholders. At September 30, 2002, the Company had outstanding stock purchase loans to Messrs. Wiederhorn, and Rosen, including accrued interest, of approximately $880,000, and $826,000, respectively. The loans are described as follows:

    ANDREW A. WIEDERHORN.  On February 21, 2002, the Company loaned
Mr. Wiederhorn $175,000 to finance the purchase of the Company's Common Stock. This loan is recourse to Mr. Wiederhorn and is secured by all of Mr. Wiederhorn's rights under his employment agreement. The loan is due on February 21, 2007 and bears interest at the prime rate, as published in the Wall Street Journal, which interest is added to the principal annually. The Company is entitled to net amounts payable by the Company under the employment agreement against any amounts payable by Mr. Wiederhorn upon any default or at maturity of the loan. At Mr. Wiederhorn's direction (in accordance with the terms of his employment agreement), on February 21, 2002, the Company loaned a limited partnership controlled by Mr. Wiederhorn's spouse (the "LP") $687,000 to finance the purchase of the Company's Common Stock. The loan is secured by the membership interests of two limited liability companies owned by the LP. The limited liability companies each own a parcel of real property in Oregon and have no liabilities. At the time of the loan, the real property had an appraised value of $725,000. The loan is also guaranteed by Mr. Wiederhorn. The Common Stock purchased with the proceeds of these loans does not serve as security for the loans.

    ROBERT G. ROSEN. On December 27, 1999, the Company loaned Mr. Rosen $47,868 to finance the purchase of the Company's Common Stock. In September 2000, the Company loaned Mr. Rosen $798,000 to finance the purchase of the Company's Common Stock. These loans are fully recourse to

Mr. Rosen and are secured by all of Mr. Rosen's rights under his employment agreement. The loans are due on March 31, 2003, and bear interest at the prime rate, as published in the Wall Street Journal, which interest is added to the principal annually. Mr. Rosen must pay half of any dividend paid on the stock back to the Company as a pre-payment on the note. The Company is entitled to net amounts payable by the Company under the employment agreement against any amounts payable by Mr. Rosen upon any default or at maturity of the loans. As additional security for the payment of all amounts due under the loans, Mr. Rosen agreed (i) to deliver annual financial statements of his financial condition to the Company during the period that the loans remained outstanding,
(ii) that he would not create or incur any liens upon the whole or any part of his present of future assets without the Company's prior written consent, and
(iii) to deliver all of his shares of the Company's Common Stock to it, as custodian pursuant to the terms of a custody agreement.

    LOAN TO EXECUTIVE OFFICER

    On July 9, 2002, the Company loaned Mr. Wiederhorn $2.0 million. This loan is recourse to Mr. Wiederhorn and is secured by trust deeds on two residences located in Oregon. The loan is due on August 1, 2007 and bears interest at 8.5% per annum, payable monthly. These terms are comparable to, or more favorable to the Company than, loans available from unaffiliated third parties negotiated in arms-length transactions. The Board of Directors (with Mr. Wiederhorn abstaining) approved the transaction on July 9, 2002.

    Pursuant to the Sarbanes-Oxley Act, the Company may no longer make loans to its officers and may not vary the terms of any outstanding loans.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires a company's directors and executive officers, and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, all of the Company's directors and officers timely furnished reports on Forms 3, 4 and 5 during the fiscal year ended December 31, 2001 and all prior years, except for (i) Jordan D. Schnitzer, who filed a Form 4 for January 2000 late, (ii) Robert G. Rosen, who filed a Form 4 for September 2000 late and
(iii) David Dale-Johnson, who has not filed a Form 3 for October 2001.

                           PROPOSALS OF STOCKHOLDERS

    Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2003 must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 1410 SW Jefferson Street, Portland, OR 97201-2548, no later than the close of business on January 15, 2003. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals. If the Company is not notified of an intent to present a proposal at the Company's annual meeting in 2003, by March 31, 2003, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

                                 OTHER BUSINESS

    The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

    A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2001, NOT INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY'S FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD FAITH REPRESENTATION THAT, AS OF NOVEMBER 18, 2002, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK. PLEASE WRITE TO:

                         FOG CUTTER CAPITAL GROUP INC.
                            1410 SW JEFFERSON STREET
                            PORTLAND, OR 97201-2548
                         ATTENTION: R. SCOTT STEVENSON

    Copies may also be obtained without charge through the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

                                          By order of the Board of Directors

                                          /s/ Andrew A. Wiederhorn

                                          Andrew A. Wiederhorn
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Portland, Oregon
November 22, 2002

                                   APPENDIX A
                         FOG CUTTER CAPITAL GROUP INC.
                            AUDIT COMMITTEE CHARTER

    ORGANIZATION

    This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

    STATEMENT OF POLICY

    The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function (if any), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors (if any), and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

    RESPONSIBILITIES AND PROCESSES

    The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

    The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors (if any), and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors (if any), and the independent auditors, with and without management present, to discuss the results of their examinations.

    The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                          FOG CUTTER CAPITAL GROUP INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the Annual Meeting on December 12, 2002. The undersigned appoints Andrew A. Wiederhorn and Donald Berchtold, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on December 12, 2002, and at any adjournment or postponement thereof as indicated on the reverse side.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given this proxy will be voted FOR proposals 1 and 2.


Mark, Sign, Date and Return     |X|                    Please sign exactly as your name appears on your stock
the Proxy Card Promptly Using                          certificates.  When joint tenants hold shares, both should
the Enclosed Envelope           Votes must be          sign.  When signing as attorney, executor, administrator,
                                indicated (X) in       trustee, or guardian, please give full title as such.  If
                                Black or Blue ink.     a corporation, please sign in full corporate name by
                                                       President or other authorized officer.  If a partnership,
                                                       please sign in partnership name by authorized person.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.       ELECTION OF DIRECTORS

                                            FOR   / /         WITHHOLD   / /            EXCEPTIONS   / /
                                            ALL               FOR ALL


         Nominees: Andrew A. Wiederhorn, Robert G. Rosen, Christopher T. DeWolfe, Don H. Coleman, David
         Dale-Johnson and K. Kenneth Kotler.

         (INSTRUCTION:  To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

         --------------------------------------------------------------------------------------------------------

2.       PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT
         ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                / /      FOR          / /       AGAINST           / /      ABSTAIN


3.       IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                              Shareholder sign here                       Date


                                                              -----------------------------------       -------


                                                              Co-Owner sign here                          Date


                                                              -----------------------------------       -------
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